Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of February 17, 2021 is by and among Parian Global Master Fund LP, Parian Global Management LP, CCZG LLC, and Zachary C. Miller (the foregoing are collectively referred to herein as the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to Common Stock of Acacia Research Corp beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

Parian Global Master Fund LP
By: Parian Global Management LP, its investment manager

By: CCZG LLC, the general partner of the investment manager

By:	/s/ Zachary C. Miller
Zachary C. Miller, Managing Member

Parian GP LLC

By:	/s/ Zachary C. Miller
Zachary C. Miller, Managing Member

Parian Global Management LP

By: CCZG LLC, its general partner

By:	/s/ Zachary C. Miller
Zachary C. Miller, Managing Member

CCZG LLC

By:	/s/ Zachary C. Miller
Zachary C. Miller, Managing Member

Zachry C. Miller

By:	/s/ Zachary C. Miller
Zachary C. Miller